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                             AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 23, 1997, by and among BMC West Corporation, a Delaware corporation ("Parent"), Building Materials Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Holdings"), and BMC West Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Holdings ("Merger Subsidiary").

                                       RECITALS

    WHEREAS, the Board of Directors of Parent has determined it to be in the best interests of Parent to effect a restructuring whereby Parent will become the wholly owned subsidiary of a new holding company; and

    WHEREAS, it is intended that the holding company structure be effected without a vote of Parent's stockholders pursuant to and in accordance with
Section 251(g) of the Delaware General Corporation Law (the "DGCL"); and

    WHEREAS, the Boards of Directors of Parent, Holdings and Merger Subsidiary, and Holdings acting as the sole stockholder of Merger Subsidiary, have approved the merger of Merger Subsidiary with and into Parent (the "Merger"); and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder; and

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                      AGREEMENT

                                      ARTICLE I

                                      THE MERGER

SECTION 1.01. THE MERGER. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251(g) and other applicable provisions of the DGCL, Merger Subsidiary shall be merged with and into Parent at the Effective Time (as defined in Section 1.02). Following the Effective Time, the separate corporate existence of Merger Subsidiary shall cease and Parent shall continue as the surviving corporation as a wholly owned subsidiary of Holdings (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the DGCL.

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    (b)  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Subsidiary or the holders of any securities of Parent, Holdings or Merger Subsidiary, (i) each issued and outstanding share of Parent's common stock, par value $0.001 per share ("Parent Common Stock"), together with the associated Parent Right (as defined below), shall be converted into one share of Holdings' common stock, par value $0.001 per share ("Holdings Common Stock), having the same designations, rights, powers, preferences, qualifications, limitations and restrictions as the converted share of Parent Common Stock,(ii) each issued and outstanding share of Parent's preferred stock, par value $0.001 per share ("Parent Preferred Stock"), shall be converted into one share of Holdings' preferred stock, par value $0.001 per share, having the same designations, rights, powers, preferences, qualifications, limitations and restrictions as the converted share of Parent Preferred Stock; and (iii) each issued and outstanding option to purchase shares of Parent Common Stock (each a "Parent Stock Option") shall be converted into an option to purchase the same number of shares of Holdings Common Stock on the same terms and conditions as the converted Parent Stock Option. For purposes of this Agreement, "Parent Right" means one preferred stock purchase right issued to holders of Parent Common Stock pursuant to that certain Rights Agreement, dated as of August 3, 1993, by and between Parent and American Stock Transfer and Trust Company (the "Parent Rights Agreement").

    SECTION 1.02. EFFECTIVE TIME. To effectuate the Merger, on a date on which the parties agree, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate fully the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and Merger Subsidiary shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

    SECTION 1.03. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.04.  CERTIFICATE OF INCORPORATION AND BY-LAWS.
(a) Substantially concurrently with the filing of the Merger Certificate, Parent and Holdings shall cause to be filed (i) the restated certificate of incorporation of Parent in the form attached hereto as Exhibit A.1, which shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, and
(ii) the restated certificate of incorporation of Holdings in the form attached hereto as Exhibit A.2.

    (b) The restated by-laws of Parent, in the form attached hereto as Exhibit B.1, shall be the by-laws of the Surviving Corporation, and the restated by-laws of Holdings, in the form attached hereto as Exhibit B.2, shall be the by-laws of Holdings from and


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after the Effective Time, in each case until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.05. DIRECTORS. The directors of Parent immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected, as the case may be, in accordance with the certificate of incorporation of the Surviving Corporation and applicable law.

    SECTION 1.06. OFFICERS. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be, in accordance with the certificate of incorporation of the Surviving Corporation and applicable law.

                                      ARTICLE II

                                  CERTAIN COVENANTS

    SECTION 2.01. TERMINATION OF EXISTING AND ADOPTION OF NEW RIGHTS PLAN. Prior to the Effective Time, (a) Parent shall take all actions necessary to terminate the Parent Rights Agreement and the Parent Rights at the Effective Time; and (b) Holdings shall enter into a Rights Agreement with substantially the same terms as the Parent Rights Agreement (the "Holdings Rights Agreement").

    SECTION 2.02. ADOPTION OF STOCK OPTION PLANS. At the Effective Time, Holdings shall adopt as its own stock option plans each of the stock option plans of Parent in effect immediately prior to the Effective Time.

    SECTION 2.03. ISSUANCE OF RIGHTS UNDER HOLDINGS RIGHTS AGREEMENT. As soon as practicable after the date which is 10 days after the Effective Time, Holdings shall cause to be issued the preferred stock purchase rights to holders of Holdings Common Stock pursuant to the terms and conditions more fully set forth in the Holdings Rights Agreement.

                                     ARTICLE III

                                  GENERAL PROVISIONS

    SECTION 3.01. INTERPRETATION. When a reference is made in this Agreement to an Article, Section, subsection, Exhibit or Schedule, such reference shall be to an Article or Section, subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of


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this Agreement.  Headings of the Articles and Sections of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes, as if fully set forth herein.

    SECTION 3.02. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 3.03. NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 3.04. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 3.05. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


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    IN WITNESS WHEREOF, Parent, Holdings and Merger Subsidiary have caused this
Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                        BMC WEST CORPORATION

                        By:
                             ------------------------------
                             Name:  Donald S. Hendrickson
                             Title: President and Chief Executive Officer

                        BUILDING MATERIALS HOLDING CORPORATION

                        By:
                             ------------------------------
                              Name:  Robert E. Mellor
                              Title: President and Chief Executive Officer

                        BMC WEST MERGER CORPORATION

                        By:
                             ------------------------------
                              Name:  Donald S. Hendrickson
                              Title: Sole Director


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